EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Green Star Mining Corp. has the following subsidiaries and affiliates:

                                                    Jurisdiction of
                                                   Incorporation or
Subsidiaries' or Affiliate's Name                    Organization                Percentage of Ownership
---------------------------------                    ------------                -----------------------
Risetime Group Limited ("Risetime")             British Virgin Islands        100% by Green Star Mining Corp.

Global Education International Limited          Hong Kong                     100% by Risetime
("Global Education")

Xiangtan Nicestar Business                      PRC                           100% by Global Education
Administration Co., Ltd. ("WFOE")